Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 90
(to prospectus dated August 10, 2021)

Up to 386,015 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 1,545,448 Shares of Class A Common Stock Up to 160,290 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on February 20, 2025 (the “Current Report”) other than the information included in Item 7.01, which was furnished and not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 386,015 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 160,290 shares of Class A Common Stock that are issuable upon the exercise of 160,290 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 225,725 shares of Class A Common Stock that are issuable upon the exercise of 225,725 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 1,545,448 shares of Class A Common Stock (including up to 105,879 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 6,520 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 160,290 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Except as otherwise indicated, all information in this prospectus supplement gives effect to a 1-for-50 reverse stock split of our Class A Common Stock, which became effective as of September 11, 2024.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus, as well as those risk factors contained in any amendments or supplements to the Prospectus and the documents included or incorporated by reference herein or therein.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 20, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 18, 2025
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-39632	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
599 South Schmidt Road Bolingbrook, IL		60440
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $575.00 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported, on January 23, 2025, Hyzon Motors Inc. (the “Company”) received a determination letter (the “Delisting Notification”) from The Nasdaq Stock Market (“Nasdaq”) stating that the Nasdaq staff (“Staff”) determined, in accordance with Listing Rules 5101 and 5110(b) and Nasdaq Listing Rule IM 5101-1, that the Company’s securities, including its Class A common stock, par value $0.0001 per share (“Common Stock”), and public warrants with each whole warrant exercisable for one share of Common Stock at an exercise price of $575.00 per share (the “Warrants”), will be delisted from Nasdaq. The Delisting Notification indicated that the Staff’s determination was based on, among other items, the Company’s previously announced Plan of Dissolution to which the Company is asking its stockholders to approve at a Special Meeting of Stockholders, which such meeting was adjourned to February 27, 2025, and associated public interest concerns raised by such request. Also as previously reported, per the Delisting Notification, the Company’s securities were suspended at the opening of business on January 30, 2025.

On February 18, 2025, the Board of Directors of the Company determined to initiate the delisting of the Company’s Common Stock and Warrants from Nasdaq and the deregistration of the Common Stock and Warrants under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company provided notice to Nasdaq that it intends to file a Form 25 with the U.S. Securities and Exchange Commission (the “SEC”) on or about March 4, 2025 to effect the delisting of the Common Stock and Warrants from Nasdaq and to deregister the Common Stock and Warrants under Section 12(b) of the Exchange Act. The removal of the Common Stock and Warrants from Nasdaq will be effective 10 days after the filing of the Form 25. Following the removal of the Company’s Common Stock and Warrants from Nasdaq, the Company intends to file a Form 15 with the SEC to deregister the Common Stock and Warrants under Sections 12(g) and 15(d) of the Exchange Act. Upon the filing of the Form 15, the Company’s duty to file any reports required under Section 13(a) of the Exchange Act will immediately be suspended, including the obligations to file all periodic reports.

Following the delisting and deregistration of the Common Stock and Warrants, the Company expects that the Common Stock will be traded on a market operated by the OTC Markets Group Inc. (the “OTC”). No assurances can be provided, however, that trading of the Common Stock on the OTC will occur.

Item 7.01    Regulation FD Disclosure

On February 20, 2025, the Company issued a press release regarding the delisting and deregistration of its Common Stock and Warrants. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 8.01    Other Events

On February 13, 2025, the Company opened and immediately adjourned its Special Meeting of Stockholders in order to allow the Company to solicit additional votes on its proposals to have stockholders approve an assignment for the benefit of creditors and a plan of dissolution. The Special Meeting of Stockholders was adjourned to 9:00 A.M. Eastern Time on February 27, 2025.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated February 20, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Forward-Looking Statements

Statements in this Current Report on Form 8-K about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements. The words “expect,” “intend,” “continue,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements concerning the Company’s plans with respect to the delisting and deregistration of its Common Stock and Warrants and the trading of the Common Stock. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the risk that the delisting and deregistration process will take longer than expected; the impact of changing laws and regulations and those risks and uncertainties described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent filings with the SEC. Any forward-looking statements contained in this Current Report on Form 8-K speak only as of the date hereof, and the Company specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: February 20, 2025	By:	/s/ John Zavoli
	Name:	John Zavoli
	Title:	General Counsel & Chief Legal Officer